 Exhibit 99.4

Consent OF DIRECTOR NOMINEE

As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named as a Director Nominee in the Registration Statement on Form S-1 of Pacific Special Acquisition Corp. (the “Company”), originally filed on August 17, 2015, and any and all amendments thereto, registering securities for issuance in the Company’s initial public offering.

Dated: October 7, 2015

/s/ Honghui Deng
Honghui Deng